Exhibit 99.1

GulfMark Offshore Announces

Updates to Vessel Fleet and Modification of Term-Loan Facility

HOUSTON, January 30, 2012 — GulfMark Offshore, Inc. (NYSE: GLF) announced today the disposals and addition of certain vessels, the exercise of an option to build another vessel under its existing new build program, and modifications to its existing term-loan facility.

In January 2012, the Company purchased a 2010-built U.S. flagged 240’ Class PSV for use in the U.S. Gulf of Mexico and sold a 2008-built U.S. flagged 165’ Crew Boat that was operating in offshore Mexico. In October 2011, the Company sold a 1983-built U.K. flagged 224’ PSV that was based in the North Sea.

In December 2011, the Company exercised an option under its existing construction contract with Simek A/S of Flekkefjord, Norway to build another ST-216 Arctic vessel. This vessel will have over 1000 square meters of deck area with large cargo carrying capacity, will be dynamically positioned, and will have rescue and oil recovery capabilities. Delivery of this vessel is scheduled for the fourth quarter of 2013, and the construction cost of the vessel is approximately $60 million.

In January 2012, the Company agreed with the Royal Bank of Scotland to extend the maturity on its existing term-loan facility to July 1, 2014, and to discontinue quarterly principal payments under the facility (which were previously $33.3 million per year), in exchange for a fee and modifications to the existing loan covenant package. The balance of the term-loan facility is $140.0 million and the interest rate is unchanged at 3-month LIBOR plus 250 basis points.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving major offshore energy markets in the world.

Contact:	Michael Newman Investor Relations

E-mail:	Michael.Newman@GulfMark.com (713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the price of oil and gas and its effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects, and other material factors that are described from time to time in the Company’s filings with the SEC, including the registration statement and the Company’s Form 10-K for the year ended December 31, 2010. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.